Exhibit 10.1

State-Owned Construction Land Use Right Assignment Agreement

Ministry of Natural Resources of the People’s Republic of China State Administration of Industry and Commerce of the People’s Republic of China

Agreement No.: QH2023-3

State-Owned Construction Land Use Right Assignment Agreement

Parties hereto：

Grantor: Ministry of Natural Resources and Planning of Qionghai City;

Address: No. 233, Jinshan Road, Qionghai City; Post Code: 571400;

Telephone: 0898-62822440; Fax: 0898-62817361;

Bank:__________________/_______________;

Bank Account:___________/_______________

Assignee: Hainan Guoxie Technology Group Co., Ltd.

Address: Room 608, F6, No.238 Dongfeng Road, Jiaqi Town, Qianghai City, Hainan Province;

Post Code:________________/_____________;Telephone:____________/_____________;

Fax:_____________________/___________________;

Bank:____________________/__________________;

Bank Account:________________/_______________.

Chapter I General Provision

Article 1: This agreement is entered in by two parties on the principle of equality, compensation，honesty and credibility, in accordance with the Property Law of the People’s Republic of China, the Agreement Law of the People’s Republic of China, the Land Management Law of the People’s Republic of China, the Urban Real Estate Management Law of the People’s Republic of China and other laws, relevant administrative regulations and land supply policies.

Article 2: Land ownership belongs to the People’s Republic of China. The Grantor assigns the right to the use of state-owned construction land according to the authorization of the law. Underground resources and buried objects do not belong to the scope of the grant of the right to the use of state-owned construction land.

Article 3: The assignee shall, within the assigned period, have the right to occupy, use, profit from and dispose of the State-owned construction land according to law, and shall have the right to construct buildings, structures and ancillary facilities on the land according to law.

Chapter II The Delivery and the Payment of the Assigned Land

Article 4: The No. of the assigned land under this Agreement is TY-008 Block, Qionghai City, with a total area of 47,970.52 square meters. Among them, the area of the assigned land is 47,970.52 square meters.

The assigned land under this Agreement is located in Tayang Town.

The plane boundary address of the assigned land under this Agreement is ____/_____; The boundary of the assigned land under this Agreement is shown in Appendix 1.

The vertical limit of the assigned land under this Agreement shall be ____/____as the upper limit, ____/_____as the lower limit, and the height difference shall be ____/____m. See Appendix 2 for the vertical boundary of the assigned land.

The assigned land refers to the the space with plane boundary and the vertical boundary.

Article 5: The assigned land under this Agreement shall be used for industrial land.

Article 6: The Grantor agrees to deliver the assigned land to the Assignee before 10 July, 2023 and the Grantor agrees that at the time of delivery the land shall be in the condition as set out in paragraph (2) of this Article:

(1) The land flatness： _______________/_______________;

The surrounding infrastructure： ___________/___________;

(2) Current land condition: access to road, electricity, telecommunication, water supply, water drainage outside the site, and flat land within the site.

Article 7: The term of grant of the right to use the state-owned construction land hereunder is 50 years from the date of delivery of the land as stipulated in Article 6 of this Agreement; If the transfer procedure for the use right of state-owned construction land originally allocated (leased) is redone, the transfer period shall be counted from the date of signing of the Agreement.

Article 8: The assignment price of the right to use the state-owned construction land under this Agreement shall be RMB 2,4060,000 and RMB 501.55 per square meter.

Article 9: The deposit of the land parcel under this agreement shall be RMB 2,406,000, and the deposit shall be used as assignment price.

Article 10: The assignee agrees to pay the price of the grant of the right to the use of State-owned construction land to the grantor in accordance with Item (1) of this Article:

(1) Within 30 days after the signing of this Agreement, the assignment price of the use right of state-owned construction land shall be paid in one lump sum;

(2) Pay the assignment price of the right to the use of state-owned construction land to the grantor in 1 installment according to the following time and amount:

I. The first installment is RMB 2,4060,000, paid before May 10, 2023.

II. Where the payment of the assignment price for the use right of state-owned construction land is made in installments, the Assignee agrees to pay the interest to the Grantor according to the loan interest rate published by the People’s Bank of China on the date of the payment for the first phase of the loan price when paying the assignment price for the second phase and the subsequent phases.

Article 11: The assignee shall apply for registration of the right to the use of the assigned state-owned construction land by presenting the Agreement and the payment receipt of the assignment price and other relevant materials after paying all the assignment price in accordance with the Agreement.

Chapter III Land Development, Construction and Use

Article 12: The assignee agrees that the investment intensity of land development under this Agreement shall be governed by Item (1) of this Article:

(1)	The land under this Agreement is used for industrial project construction, and the assignee agrees that the total investment of the project fixed assets of the land under this Agreement shall not be less than the approved or registered amount of RMB 172,704,000. The investment intensity shall not be less than RMB 3600.21 per square meter. The total investment in fixed assets of the land parcel construction project hereunder includes the investment in buildings, structures and their facilities and equipment and the transfer price, etc.

(2)	The lot under this Agreement shall be used for the construction of non-industrial projects, and the assignee promises that the total amount of investment in the development of the lot under this Agreement shall not be less than RMB _________/_________.

Article 13: Any new buildings, structures and ancillary facilities built by the assignee within the land parcel under this Agreement shall conform to the planning conditions of the assignment land determined by the planning administrative department of the municipal (county) government (see Appendix3). Among them:

Main building: factory ;

Ancillary facilities: ancillary buildings ;

Gross floor area:_______/_________square meter;

Building plot ratio: not higher than ____/________ , not lower than 1.50 ;

The building height limit shall not be higher than 36 meters or lower than______ /_______ ;

Building density not more than_______ /________not less than 30% ;

The green land rate shall not be more than 20% or less than_____/_____ ;

Other land use requirements: _______/_________ .

Article 14 The assignee agrees that the construction facilities of the lot under this Agreement shall be implemented in accordance with Item ____/____of this Article:

(1)	The land under this Agreement is used for the construction of industrial projects, and according to the planning and design conditions determined by the planning department, the land area used for the internal administrative office and living service facilities of the enterprise within the scope of the assigned land under this Agreement does not exceed ____/____ % of the assigned land, (not exceeding ____/____square meter) and the gross floor area not exceeding ____/____square meter. The assignee agrees not to construct non-productive facilities such as residential units, specialist buildings, hotels, guest houses and training centres within the assigned lot;

(2)	The lot under this Agreement shall be used for the construction of residential projects. According to the planning and construction conditions determined by the planning and construction administration department, the total number of residential construction units within the lot under this Agreement shall not be less than ____/____ set. Among them, the number of housing units with a building area of less than 90 square meters shall be no less than ____/____, and the requirement of housing construction units shall be ____/____ . The proportion of housing area less than 90 square meters in the total development area of the lot under this Agreement shall not be less than ____/____ %. For the affordable housing, low-rent housing and other government-subsidized housing constructed within the land under this Agreement, after the assignee agrees to complete the construction, it shall be performed in the following ways:

I. Transfer to the government;

II. Repurchase by the government;

III. In accordance with the government’s relevant regulations on the construction and sale of affordable housing;

IV._______ /_________

Article 15: The assignee agrees to build the following supporting projects within the land under this Agreement simultaneously and hand them over to the government free of charge after completion: ____/____

Article 16: The assignee agrees that the construction project of the lot under this Agreement will begin before July 10, 2024 and be completed before July 10, 2026.

If the assignee cannot start construction on schedule, it shall apply to the transferor for extension of construction 30 days in advance. If the transferor agrees to extend construction, the completion time of the project shall be extended correspondingly, but the period of extension shall not exceed one year.

Article 17: When the grantee carries out construction in the lot under this Agreement, the related water, gas, sewage and other facilities, the main line outside the lot, the interface of electricity substation and the introduction project shall be handled in accordance with the relevant provisions.

The assignee agrees that various pipelines and pipelines laid by the government for the needs of public utilities enter, exit, pass through and cross the granted lot, but if the function of the granted lot is affected by this, the government or the construction subject of public utilities shall give reasonable compensation.

Article 18: The assignee shall utilize the land according to the land use and plot ratio agreed in this Agreement and shall not change it without authorization. During the assigned period, if the use of the land agreed in this Agreement needs to be changed, both parties agree to handle it in accordance with Item (2) of this Article:

(1) The transferor shall reclaim the right to the use of the construction land with compensation;

(2) Go through the formalities for approving the change of land use according to law, sign the agreement for altering the Agreement for assigning the right to the use of State-owned construction land or re-sign the Agreement for assigning the right to the use of State-owned construction land; The transferee shall make up the assignment price of the right to the use of state-owned construction land according to the difference between the appraised market price of the right to the use of construction land under the new land use and the appraised market price of the right to the use of construction land under the original land use when the change is approved, and handle the land alteration registration.

Article 19: During the term of use of the lot under this Agreement, the government reserves the right of planning adjustment of the lot under this Agreement. If the original plan is modified, the existing buildings of the lot shall not be affected. However, during the term of use, the buildings, structures and ancillary facilities of the lot shall be rebuilt, rebuilt or rebuilt, or the application for renewal shall be implemented according to the plan in force at that time.

Article 20: The transferee may not take back the right to the use of the state-owned construction land legally used before the expiration of the term of use as agreed in this Agreement. Under special circumstances, where the right to the use of state-owned construction land needs to be recovered in advance in the light of social and public interests, the transferor shall apply for approval according to legal procedures, and compensate the land user according to the value of the above-ground buildings, structures and their attached facilities at the time of recovery, the assessed market price of the right to the use of state-owned construction land for the remaining years and the direct losses determined by the assessment.

Chapter IV Assignment, lease and mortgage of the right to use State-owned construction land

Article 21: The assignee shall pay the assignment price for the use right of all state-owned construction land in accordance with the provisions of this Agreement, and shall have the right to assign, lease or mortgage the use right of all or part of the state-owned construction land under this Agreement after receiving the State-owned land use certificate. Where the assignment is made for the first time, the conditions prescribed in Item (1) of this Article shall be met:

(1)	invest and develop in accordance with the Agreement, and complete more than 25 percent of the total amount of development investment;

(2)	Industrial land or other construction land conditions have been formed for investment and development in accordance with this Agreement.

Article 22: The Agreement of assignment, lease or mortgage of the right to the use of state-owned construction land shall not violate the provisions of national laws and regulations and the provisions of this Agreement.

Article 23: After the whole or part of the right to the use of state-owned construction land is transferred, the rights and obligations specified in this Agreement and land registration documents shall be transferred accordingly. The term of use of the right to the use of state-owned construction land shall be the remaining term of use after deducting the term of use agreed in this Agreement.

After all or part of the state-owned construction land use right under this Agreement is leased, the rights and obligations stated in this Agreement and land registration documents shall still be borne by the assignee.

Article 24: In case of the transfer or mortgage of the right to the use of state-owned construction land, the parties to the transfer and mortgage shall apply to the administrative department of natural resources for the registration of the alteration of land by presenting this Agreement and the corresponding transfer and mortgage Agreement and the certificate for the use of state-owned land.

Chapter V Expiration

Article 25: If the land user needs to continue to use the land under this Agreement upon the expiration of the term of use stipulated in this Agreement, he shall submit an application for renewal to the transferor no later than one year before the expiration of the term. The transferor shall approve the renewal unless it is necessary to recover the land under this Agreement according to the social and public interests.

The term of the right to use the land for residential construction shall be automatically renewed.

Where the transferor agrees to renew the assignment term, the land user shall go through the procedures for assignment or leasing land for compensation in accordance with the law, sign a new Agreement for the compensated use of land for assignment or leasing, and pay the land assignment price, rent and other compensated use fees.

Article 26: At the end of the term for the grant of land, if the land user applies for the renewal and the application is not approved due to the need of social and public interests, the land user shall return to China with a land use certificate and go through the cancellation registration of the right to the use of state-owned construction land in accordance with the provisions. The grant person shall take back the right to the use of state-owned construction land free of charge. The transferor and the land user agree that the buildings, structures and ancillary facilities on the land under this Agreement shall be performed in accordance with Item (1) of this Article:

(1) The transferor shall recover the above-ground buildings, structures and their attached facilities, and give the land user corresponding compensation according to the residual value of the above-ground buildings, structures and their attached facilities at the time of recovery;

(2) The transferor shall recover the above-ground buildings, structures and their attached facilities free of charge.

Article 27: If the land user fails to apply for renewal upon the expiration of the land grant period, the land user shall return to China with a land use certificate and go through cancellation registration of the right to the use of state-owned construction land in accordance with the provisions. The grant person shall recover the right to the use of state-owned construction land free of charge. The buildings, structures and their attached facilities on the land under this Agreement shall be recovered by the transferor free of charge. The land user shall maintain the normal use function of the above-ground buildings, structures and their attached facilities and shall not damage them artificially. If the above-ground buildings, structures and their attached facilities lose their normal functions, the transferor may require the land user to move or dismantle the above-ground buildings, structures and their attached facilities so as to restore the level of the site.

Chapter VI Force Majeure Factors

Article 28： If either party fails to perform the Agreement in part or in whole due to force majeure, it may be exempted from liability, provided that it shall take all necessary remedial measures to reduce the losses caused by force majeure. Force majeure occurring during the delay in performance by the party shall have no effect of exemption from liability.

Article 29: In case of force majeure, the party shall notify the other party of the force majeure situation by letter, telegram, fax or other written form within 7 days, and submit to the other party, within 15 days after the occurrence of force majeure, a report and proof that the performance of this Agreement cannot be performed in part or in whole or needs to be postponed.

Chapter VII Liability for Breach of Agreement

Article 30: The assignee shall pay the price of the grant of the right to the use of the state-owned construction land on time in accordance with the provisions of this Agreement. If the transferee fails to pay the price of the grant of the right to the use of state-owned construction land on time, the transferee shall pay 1 ‰ of the overdue payment daily from the date of overdue to the transferor; if the payment is delayed for more than 60 days and the transferor still fails to pay the assignment price of the use right of state-owned construction land after being urged by the transferor, the transferor has the right to terminate the Agreement, the transferor has no right to demand the return of the deposit, and the transferor may request the transferee to compensate for the loss.

Article 31: Where the transferee terminates the investment and construction of the project due to its own reasons and requests the transferor to terminate the performance of this Agreement and to return the land, the transferor shall return all or part of the grant price (excluding interest) of the right to use the state-owned construction land, excluding the deposit agreed in this Agreement, after being approved by the people’s government that originally approved the land transfer plan. If the right to use state-owned construction land is recovered, the buildings, structures and their attached facilities already built within the land lot may not be compensated, and the transferee may also require the transferee to remove the buildings, structures and their attached facilities so as to restore the site level; However, if the transferee is willing to continue to make use of the buildings, structures and ancillary facilities already built within the lot, certain compensation shall be given to the transferee:

(1) If the transferee applies to the transferor not less than 60 days before the expiration of one year from the date of commencement of construction agreed in this Agreement, the transferor shall refund the grant price paid by the transferee after deducting the deposit;

(2) If the transferee applies to the transferor not less than 60 days before the expiration of at least one year but not more than two years, from the date of commencement of construction agreed upon in this Agreement, the transferor shall, after deducting the deposit agreed upon in this Agreement and collecting the land idle fee in accordance with the provisions, return the remaining transfer price paid for the use right of state-owned construction land to the transferee.

Article 32: If the assignee causes the land to be left idle for at least one year but not more than two years, he shall pay the land idleness fee according to law; If the land has been idle for more than two years and construction has not begun, the transferor shall have the right to recover the use right of the state-owned construction land free of charge.

Article 33: If the assignee fails to start construction according to the date agreed in this Agreement or agrees to postpone the Construction Institute to start construction on another date agreed upon, it shall pay the transferor liquidated damages equivalent to 1 ‰ of the total amount of the transfer price of the right to use the state-owned construction land for each day of delay, and the transferor has the right to require the transferee to continue to perform the Agreement.

If the assignee fails to complete the project according to the date agreed in this Agreement or agrees to postpone the completion of the project on another date agreed by the Construction Institute, it shall pay a penalty equal to 1 ‰ of the total amount of the transfer price of the right to use the state-owned construction land to the transferor for each day delayed.

Article 34: Where the total investment, investment intensity and total development investment of a project do not reach the standards stipulated in this Agreement, the transferee may, in accordance with the proportion of the actual difference to the agreed total investment and investment intensity index, require the transferee to pay a liquidated damages equivalent to the assignment price of the right to the use of state-owned construction land in the same proportion, and may also require the transferee to continue to perform the Agreement.

Article 35: If any index such as the floor area ratio and density of the lot under this Agreement is lower than the minimum standard agreed herein, the transferor may, according to the proportion of the actual difference to the minimum standard agreed herein, require the transferee to pay a penalty equivalent to the price of the grant of the right to use the state-owned construction land of the same proportion, and has the right to require the transferee to continue to perform this Agreement. If any index such as the floor area ratio and building density is higher than the highest standard agreed upon in this Agreement, the transferee shall have the right to recover the area part higher than the highest standard agreed upon, and shall have the right to require the transferee to pay the liquidated damages equivalent to the transfer price of the right to use the state-owned construction land of the same proportion according to the proportion of the actual difference in the agreed standard.

Article 36: Where the green land ratio of an industrial construction project, the proportion of land used for administrative office and living service facilities inside the enterprise, and the building area of administrative office and living service facilities inside the enterprise exceed the standards set out in this Agreement, the assignee shall pay a penalty equal to / ‰ of the grant price to the transferor. And remove the corresponding green and building facilities.

Article 37: Where the transferee pays the price for the grant of the right to the use of the State-owned construction land according to the provisions of this Agreement, the transferee must deliver the leased land on time according to the provisions of this Agreement. If the transferee’s possession of the land under this Agreement is delayed because the transferee fails to provide the leased land on time, for each day of delay, the transferee shall pay a penalty equal to 1 ‰ of the assignment price of the right to the use of state-owned construction land already paid by the transferee. The term of land use shall be counted from the date of actual delivery of the land. If the transferor delays the delivery of the land for more than 60 days and still fails to deliver the land after being urged by the transferee, the transferee has the right to rescind the Agreement, the transferee shall return double the deposit and the remaining part of the transfer price for the right to use the state-owned construction land, and the transferee may request the transferor to compensate for the losses.

Article 38: Where the transferor fails to deliver the land on time or the land delivered fails to meet the land conditions as stipulated in this Agreement or unilaterally changes the land use conditions, the assignee shall have the right to require the transferor to perform its obligations according to the prescribed conditions and compensate the assignee for the direct losses caused by the delay in performance. The term of land use shall be counted from the date on which the agreed land conditions are achieved.

Chapter VIII Applicable Law and Dispute Settlement

Article 39: The laws of the People’s Republic of China shall govern the conclusion, validity, interpretation, performance and dispute settlement of this Agreement.

Article 40: Any dispute arising from the performance of this Agreement shall be settled by the parties through negotiation. If no agreement can be reached through negotiation, the dispute shall be settled in the manner stipulated in Item (2) of this Article:

(1)	Submit to ____/____ an arbitration commission for arbitration;

(2)	bring a suit before a people’s court in accordance with the law.

Chapter IX Supplementary Provisions

Article 41: The land grant scheme hereunder has been approved by the People’s Government of Qionghai City, and this Agreement shall come into force on the date of signing by both parties.

Article 42: Both parties hereto warrant that the name, mailing address, telephone number, fax number, bank of deposit, agent and other contents entered in this Agreement are true and valid. If any information of one party is changed, it shall notify the other party in writing within 15 days from the date of change. Otherwise, the other party shall be liable for the failure to notify the other party in time caused by such change.

Article 43: This Agreement and the appendices are 30 page in total. The Chinese version shall prevail.

Article 44: The price, amount and area of the Agreement shall be expressed in large and lowercase at the same time, and the case amount shall be the same. In case of any discrepancy, the case amount shall be uppercase.

Article 45: Matters not covered in this Agreement may be agreed upon by both parties as attachments to this Agreement and have the same legal effect as this Agreement.

Article 46: This Agreement is made in quadruplicate, with two for the transferee and two for the transferee.

Two copies shall have the same legal effect.

Supplementary Clause

The land project shall adopt the prefabricated construction mode and be executed according to the relevant regulations of the province.

Grantor (Stamp) (Omitted)	Assignee (Stamp) (Omitted)

/s/ Quan Li	/s/ Yongjun Liu
Legal Representative: Quan Li	Legal Representative: Yongjun Liu

Date: April 10, 2023	Date: April 10, 2023